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                                                                    EXHIBIT 10.3


                                            [THIS IS AN UNOFICCIAL TRANSLATION
                                             OF THE ORIGINAL LETTER IN SPANISH,
                                             SIGNED BY THE PARTIES.]




June 10, 2002

Mrs. Migdalia Rivera Polanco
Condominio Segovia
Apartamento 709
Hato Rey, PR

Dear Mrs. Rivera:

By this letter I confirm your employment as President of the new division of Westernbank to be known as "Expre$$o de Westernbank", in charge of small consumer loans and Expre$$o branches which will handle such loans as its main product in addition to other banking products.

In your position you will organize the operations of the division and its respective branches, and will employ its officers and necessary personnel for the operations of the same. The persons to be recruited and their salaries will be determined by us before employment as well as to the establishment of any bonus or incentive.

We have agreed that you will serve in such position for a term not less than five (5) years starting on your employment date, with the agreement and condition that you will not compete or be employed in any way, directly or indirectly, in Puerto Rico or any other financial institution (e.g. bank, finance company, mortgage house, etc.) during the term of this contract as well as during the term of two additional years, after you have ceased in your position, if it occurs.

Upon accepting your appointment, you will receive an employment bonus of $1,000,000 payable to your order, as well as an annual gross salary of $250,000 plus all fringe benefits inherent to the position you will occupy, subject to the policies of the institution, including a company car up to a maximum of $40,000 and a mobile phone. Any additional bonus and benefits will be determined by the Bank depending on your performance and the division's production. This employment bonus will be considered as earned based on the proportion of months elapsed, during the contract effective term.


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Your employment and compensation has been offered in consideration of your level of experience, relations and specialized knowledge of the small consumer loans business in Puerto Rico and your exclusive employment commitment as President of the Division, as well as the compliance with the following revenues projections and growth. We expect that this new division under your direction and leadership will generate the following revenues:

During the first 120 days we expect a production of $120.0 million net in new business and for the period ending December 31, 2002, we expect to have a new business base not less than $175.0 million net. Also, we expect that the division operation does not result in losses for the period ending December 31, 2002, and to generate an income before income taxes of $5,000,000 for the year ending December 31, 2003. Thereafter, a 25.0% annual growth for the following two years and a 15.0% annual growth thereafter until the achievement of a net portfolio base of approximately $500.0 million or in accordance with what the market dictates, which we will inform you from time to time.

Your performance bonus in accordance with the division's net income will be as follows:

         - After the first $5,000,000 in net income before income taxes, $75,000. From thereon you will participate at a ratio of $75,000 for each additional $5.0 million in net income before income taxes (prorated proportionally in whole multiples of $1.0 million up to $20.0 million). After $20.01 million it will be 2% over the excess.

We will appreciate that if you are in agreement with the above terms and conditions, please sign the enclosed copy of this letter and return it to my attention, being clearly established that this letter supersedes any other previous negotiation regarding the terms and conditions of your recruitment.


Yours truly,


/s/ Frank C. Stipes

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Frank C. Stipes, Esq.
President and Chief Executive Officer


                                                /s/ Migdalia Rivera Polanco
                                                -----------------------
                                                Migdalia Rivera Polanco